Exhibit 35.2

SERVICER COMPLIANCE STATEMENT FOR
THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2006-2

September 27, 2006

The National Collegiate Student Loan Trust 2006-2
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890

In connection with the Annual Report on Form 10-K of The National Collegiate Student Loan Trust 2006-2 (the “Trust”) for the fiscal year ending June 30, 2006 (the “Report”) and pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission, the undersigned, a duly authorized officer of First Marblehead Data Services, Inc., the administrator of the Trust (the “Administrator”), does hereby certify and represent as follows:

1.
A review of the activities and performance of the Administrator under the Administration Agreement dated as of June 8, 2006, as amended, among the Administrator, the Trust, Wilmington Trust Company, U.S. Bank National Association and The National Collegiate Funding LLC (the “Administration Agreement”) for the period that is the subject of the Report has been made under the supervision of the undersigned;

2.
To the best knowledge of the undersigned, based on such review, the Administrator has fulfilled all of its obligations under the Administration Agreement in all material respects throughout the period that is the subject of the Report; and

3.	To the best knowledge of the undersigned, based on such review, there have been no failures to fulfill any such obligation in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of September 27, 2006.

FIRST MARBLEHEAD DATA SERVICES, INC.

By: /s/Rosalyn Bonaventure
Name:  Rosalyn Bonaventure
Title:  President